EXHIBIT 10.1

AMENDMENT NO. 4
TO
LOAN AGREEMENT

     AMENDMENT NO. 4 dated and effective as of June 30, 2004, among NICHOLAS FINANCIAL, INC. (“Borrower”), the financial institutions listed on the signature pages hereof (the “Lenders”) and BANK OF AMERICA, N.A., as agent for the Lenders (the “Agent”).

     WHEREAS, the Borrower, the Agent and the Lenders are parties to a certain Amended and Restated Loan and Security Agreement, dated as of August 1, 2000 (the “Loan Agreement”), pursuant to which the Lenders have agreed, subject to the terms and conditions therein set forth, to provide certain financial accommodations to the Borrower; and

     WHEREAS, at the request of the Borrower, BoS (USA), Inc., a Bank of Scotland Group Company, (“BOS”) has agreed to become a party to the Loan Agreement and a Lender thereunder, with a Commitment of $10,000,000 and in connection therewith to purchase an assignment of the interest of Bank of America, N.A. in the amount of $5,000,000.00 pursuant to an Assignment and Acceptance Agreement executed simultaneously herewith (the “Assignment”);

     WHEREAS, at the request of the Borrower BOS has agreed to become a party to the Loan Agreement and a Lender thereunder, with a Commitment of $10,000,000.00;

     WHEREAS, the Existing Lenders and the Agent are willing to accept the addition of BOS as a party to and a Lender under the Loan Agreement with a Commitment as aforesaid;

     WHEREAS, First Tennessee Bank National Association desires to increase its Commitment from $15,000,000.00 to $20,000,000.00;

     WHEREAS, the Borrower desires that the Lenders amend certain provisions of the Loan Agreement, and the Lenders are willing, subject to the terms and conditions hereinafter set forth, to do so;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     SECTION 1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement.

     SECTION 2.AMENDMENTS. The Loan Agreement is hereby amended as follows:

     Section 1.1 of the Loan Agreement is hereby amended as follows:

          (a) (i) BOS as Lender. From and after the effective date of this Amendment, BOS shall become a party to, and a Lender under, the Loan Agreement, with a Commitment on such effective date equal to $10,000,000.00. Accordingly, from and after the effective date of this Amendment, (i) all references in the Loan Agreement and the other Loan Documents to “Lender” or “Lenders” shall include BOS, all references therein to “Commitment” or “Commitments” shall include the commitment of BOS specified herein, all references therein to “Loan” or “Loans” shall include any loan made by BOS under the Loan Agreement pursuant to its Commitment provided for herein and all references therein to “Obligations” shall include all present and future liabilities, obligations and debts owing by any Obligor to BOS under the Loan Agreement or any other Loan Document, as amended hereby and from time to time hereafter; and (ii) the Maximum Revolver Amount under the Loan Agreement shall be increased by $10,000,000 from $75,000,000 to $85,000,000.

               (ii) Increase In First Tennessee Commitment. From and after the effective date of this Amendment the Commitment of First Tennessee Bank National Association is hereby increased from $15,000,000.00 to $20,000,000.00.

          (b) The definition of Advance Rate is hereby amended to read as follows: “Advance Rate” means (1) seventy percent (70%) of Net Eligible Contract Payments with respect to any Contract(s) with respect to which more than $20,000 has been paid or advanced by the Borrower to any Dealer for such Contract(s) exclusive of amounts attributable to items in the Contract for items other than the Vehicle which is the subject thereof, or Contracts, the terms of which exceed the allowable term based on the age of the Vehicle as set forth in this Agreement; and (2) eighty-five percent (85%) with respect to all other Net Eligible Contract Payments of all other Contracts provided, however, that the Advance Rate shall be (a) sixty-nine percent (69%) and eighty-four percent (84%), as applicable, when the Collateral Adjustment Percent ending on the date of determination is equal to or greater than sixteen percent (16%), but less than seventeen percent (17%), (b) sixty-eight percent (68%) and eighty-three percent (83%), as applicable, when the Collateral Adjustment Percent ending on the date of determination is equal to or greater than seventeen percent (17%), but less than eighteen percent (18%); (c) sixty-seven percent (67%) and eighty-two percent (82%), as applicable, when the Collateral Adjustment Percent is equal to or greater than eighteen percent (18%), but less than nineteen percent (19%); and provided, further that the applicable Advance Rate shall be reduced by the Repossessed Adjustment Percent.

          (c) The definition of Applicable Margin is hereby amended to read as follows:

               “Applicable Margin” means (i) with respect to Reference Rate Revolving Loans, three-eighths of one percent (3/8%) and (ii) with respect to LIBOR Rate Revolving Loans, two and one-eighth of one percent (2 1/8%).

          (d) The definition of Borrowing Base is hereby amended to read as follows:

               “Borrowing Base” means, at any time, an amount equal to (a) the lesser of (i) the Maximum Revolver Amount or (ii) the amount determined by multiplying the Advance Rate by the Net Contract Payments payable under all of the Borrower’s Eligible Contracts then outstanding; less (b) the sum of (i) the Bank Product Reserves and (ii) all other reserves which the Agent deems necessary in the exercise of its reasonable credit judgment to maintain with respect to the Borrower’s account, including reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of the Borrower; provided, however, (A) the Older Vehicle Contract Borrowing Base included in calculating the Borrowing Base shall not, at any time, exceed thirty percent (30%) of the Gross Contract Payments payable under all Eligible Vehicle Contracts and the Oldest Vehicle Contract Borrowing Base included in calculating the Borrowing Base shall not, at any time, exceed three percent (3%) of the Gross Contract Payments payable under all Eligible Vehicle Contracts; and provided, further, however that the Gross Contract Payments payable under all Uninsured Contracts shall not constitute more than three percent (3%) of the Gross Contract Payments payable under all Eligible Vehicle Contracts and provided further however the Direct Loan Contract Borrowing Base included in calculating the Borrowing Base shall not, at any time, exceed ten percent (10%) of the Gross Contract payments payable under all Eligible Contracts outstanding at any one time.”

               (e) Direct Loan Contract Borrowing Base means, as of any date of calculation, the amount of Gross Contract payments payable under Eligible Direct Loan Contracts.

               (f) Subsection (l)(vi) of the definition of Eligible Contracts is hereby deleted.

               (g) Subsection (m) of the definition of Eligible Contracts is hereby amended to read as follows:

                     “(m) If the Contract is a Direct Loan Contract then:

                         (i) the original term of the Contract does not exceed forty-eight (48) months;

                         (ii) any cash advance made in connection with the Contract does not exceed Ten Thousand Dollars ($10,000.00), the unpaid principal balance of the Contract and the aggregate principal balance of all other Contracts owing by a Contract Debtor does not exceed Ten Thousand Dollars ($10,000);

                         (iii) if the Contract Debtor was or is a Contract Debtor under another Contract previously originated or acquired by the Borrower, then the Contract Debtor’s payment history under such prior or current Contract was satisfactory (which, in the case of a prior Contract means that the Contract Debtor has paid such Contract in full).

                         (iv) if the Contract Debtor is not a Contract Debtor under a Contract previously originated or acquired by the Borrower, then the Contract Debtor’s credit history is satisfactory to the Lender,

                         (v) repayment of the Contract is secured by a perfected security interest on the Contract Debtor’s personal property or real property provided the real property is taken as collateral out of an abundance of caution, and not as the primary collateral for the Contract;

                         (vi) no portion of the loan evidenced by the Contract was made by the Borrower to the Contract Debtor for the purpose of financing the Contract Debtor’s payment of a down payment on a Vehicle which is the subject of a motor vehicle retail installment contract or make any payment(s) necessary to cure any payment default or deficiency or otherwise to bring the payments due under or with respect to any Contract current;

                         (vii) no portion of the loan evidenced by the Contract was made by the Borrower for the purpose of providing funds to the Contract Debtor to pay amounts owing by the Contract Debtor on another Contract owing to the Borrower;

                         (viii) the aggregate number of Direct Loan Contracts does not exceed 10% of the total number of Contracts outstanding at any one time.”

               (h) The definition of “Eligible Contracts” is further amended by the addition of the following additional clauses:

                     “(o) The purchase price of the Contract has been fully paid for by the Borrower to the seller of the Contract and the Borrower is the owner and holder of the Contract.

                    (p) The Vehicle (or other Goods) which secure the Contract do not constitute part of the repossession inventory of Borrower or a returned Vehicle or Goods.

               (i) The definition of “Maximum Revolver Amount” is hereby amended to read as follows: “Maximum Revolver Amount” means $85,000,000.00.

               (j) The definition of “Older Vehicle Contract Borrowing Base” is hereby amended in its entirety to read as follows:

                    “Older Vehicle Contract Borrowing Base” means, as of any date of calculation, the amount of the Gross Contract Payments under Eligible Vehicle Contracts which are secured by a lien on a Vehicle which is eight or nine model years old at the time such Contract was originated (excluding the model year in effect at the time the Contract was originated).

               (k) The definition of Stated Termination Date” is hereby amended to read as follows:

                     “ ‘Stated Termination Date’ means November 30, 2006.”

               (l) Section 2.2(i) of the Loan Agreement is hereby amended in its entirety to read as follows:

                     “ ‘(i) Agent Advances.’ (i) Subject to the limitations set forth in the provisos contained in this Section 2.2(i)(i), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence of Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article 10 have not been satisfied, to make Base Rate Revolving Loans to the Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable, (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 15.7 (any of the advances described in this Section 2.2(i) being hereinafter referred to as ‘Agent Advances’); provided, that any two (2) Lenders may at any time revoke the Agent’s authorization contained in this Section 2.2(i) to make Agent Advances, any such revocation to be in writing and to became effective prospectively upon the Agent’s receipt thereof; provided further that (i) if the Pro Rata Share of the Lenders revoking such authorization does not exceed 50%, such revocation shall become effective 90-days after Agent’s receipt thereof or (ii) if the Default or Event of Default would require consent of all Lenders to waive or amend, such authorization may be revoked by any Lender effective 90-days after Agent’s receipt thereof. Any Agent Advances made by Agent pursuant to this Section 2.2(i) shall not exceed an aggregate principal amount at any one time outstanding of $4,000,000.00 and further shall not exceed the applicable Borrowing Base and Maximum Revolver Amount”

               (m) Section 3.1(a) of the Loan Agreement Interest Rates is hereby amended to provide that interest of all Loans will be payable in arrears on the first (1st) day of each month commencing on the first (1st) day of the first (1st) month after the date of this Amendment No. 4 and continuing on the same day of each month thereafter, and on the Termination Date. Borrower hereby authorizes Agent, without further order or authorization of Borrower to charge all interest payable hereunder directly against the Loans and any such change shall constitute a Loan hereunder with interest to accrue thereon at the Interest Rate described in Section 3.1(a)(ii).

               (n) Section 3.8 of the Loan Agreement Audit Fees is hereby amended in its entirety to read as follows:

                    “3.8. Audit Fees. The Borrower shall pay the Agent all costs incurred by the Agent in connection with verifications, examinations, audits, and inspections of the Borrower and the Collateral. Such verifications, examinations, audits and inspects shall be conducted by the Agent at least two (2) times during each calendar year. Borrower hereby authorizes Agent, without further order or authorization of Borrower to charge all audit fees payable hereunder directly against the Loans and any such change shall constitute a Loan hereunder with interest to accrue therewith at the Interest Rate described in Section 3.1(a)(ii). Notwithstanding the foregoing, upon the occurrence of any Event of Default, Borrower shall pay all of the Agent’s costs incurred in connection with the verifications, audits and inspections of the Borrower and the Collateral without regard to the foregoing limitations as to the number of audits which may be conducted during any calendar year.

               (o) Section 4.2 of the Loan Agreement Termination of Facility is hereby amended in its entirety to read as follows:

                    “4.2 Termination of Facility. The Borrower may terminate this Agreement upon at least thirty (30) Business Days’ notice to the Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, (b)the payment of the early termination fee set forth in the next sentence, (c) the payment in full in cash of all other Obligations together with accrued and unpaid interest thereon, and (d) with respect to any LIBOR Rate Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 5.4. If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to Section 11.2, the Borrower shall pay to the Agent, for the account of the Lenders, an early termination fee determined in accordance with the following table:

Period during which
early termination	Early Termination
occurs	Fee
On or prior to November 30, 2004	One percent (1%) of the Maximum Revolver Amount.
After November 30, 2004 but on or prior to November 30, 2005	One half of one percent (½%) of the Maximum Revolver Amount.
After November 30, 2005 but prior to November 30, 2006	One quarter of one percent (¼%) of the Maximum Revolver Amount.

               (p) Section 9.18 Minimum Interest Coverage of the Loan Agreement is hereby amended in its entirety to read as follows:

                    “Minimum Interest Coverage. The Borrower shall not permit the ratio, calculated as of the last day of each month on a cumulative Fiscal Year basis, of (a) the sum of Adjusted Net Earnings from Operations for the applicable period, plus interest expense and any provision for income taxes for such period (numerator) to (b) aggregate interest expense for such period (denominator), to be less than 1.75:1.

               (q) Section 9.21 Borrowing Base Ratio of the Loan Agreement is hereby amended in its entirety to read as follows:

                    “Borrowing Base Ratio. The Borrower shall not permit the ratio of (a) the remainder of (i) all liabilities, obligations, and indebtedness of the Borrower minus (ii) all Subordinated Debt (numerator) to (b) Borrowing Base Amount (denominator) to be, at any time, more than: 4.25:1 to 1.

               (r) Section 9.22 Collateral Adjustment Percent of the Loan Agreement is hereby amended in its entirety to read as follows:

                    “9.22 Collateral Adjustment Percent. The Borrower shall not permit the Collateral Adjustment as of the last day of any month to be greater than nineteen (19%) percent.”

               (s) Section 9.27 Reporting Methodology of the Loan Agreement is hereby amended in its entirety to read as follows:

                    “Reporting Methodology. The Borrower shall not amend or modify the methodology employed by the Borrower in preparing its accounting and financial reports relating to the presentation of (i) the delinquency of Vehicle Contracts, (ii) the repossession of Vehicles, (iii) the charge-off of delinquent Vehicle Contracts (iv) the unearned insurance commissions and dealer discounts and (v) the calculation of loss or dealer reserves (including non-refundable dealer reserves) from the methodology employed by the Borrower as of the date of this Agreement, as amended by Amendment No. 4, so as to change the consistency of the information with respect to such items, from time to time, provided to Lender. In the event that Borrower elects at any time, to amend or modify the methodology employed by Borrower in effect as of the date of the Amendment No. 4 to the Loan Agreement, in preparing its financial reports relating to the calculation of loss or dealer reserves (including non-refundable dealer reserves), Agent reserves the right, upon written notice to Borrower to change, or modify the definition of Eligible Accounts of the Borrower and the financial covenants contained in this Agreement to the extent Agent deems necessary to maintain and preserve the consistency of information, eligibility standards and financial covenant limitations prescribed by and contained in this Agreement and in effect as of the date of Amendment No. 4, and as otherwise may be deemed necessary by Agent in the exercise of its reasonable financial judgment, under the circumstances, resulting from any such change. The provisions of the foregoing shall not apply to any change in accounting mythology required in the reasonable financial opinion of Borrower’s certified public accountants to comply with the AICPA Statement of Position Concerning Accounting for Discounts Related to Credit Policy, effective April 1, 2004, as amended.”

          (t) Paragraphs (q) and (r) of Section 11.1 are hereby amended to read as follows:

                “(q) Peter L. Vosotas at any time fails to own at least ten percent (10%) of the voting stock of Nicholas Financial, Inc. (“Parent”) or that Parent at any time fails to own all of the issued and outstanding stock of Borrower, or that Peter L. Vosotas at any time fails to control the Borrower; or

               (r) the Borrower’s Collateral Adjustment Percent is at any time greater than nineteen percent (19%).”

     SECTION 3. EFFECTIVENESS. The amendment made herein shall become effective when (i) Lenders shall have duly executed and delivered this Agreement and counterparts hereof shall have been duly executed and delivered to the Agent by the Borrower; (ii) BOS has executed and delivered to Agent a duly completed Assignment and Acceptance Agreement that has been accepted by the Agent; and (iii) payment of the purchase price of the Assignment has been made from BOS by wire transfer of same day available funds.

     SECTION 4. COUNTERPARTS AND GOVERNING LAW. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument. This Agreement shall be governed by, and construed in accordance with the law of the State of

New York.

     SECTION 5. REFERENCES TO LOAN AGREEMENT. From and after the effectiveness of this Agreement and the waivers and agreements contemplated hereby, all references in the Loan Agreement to “this Agreement”, “hereof”, “herein”, and similar terms shall mean and refer to the Loan Agreement as certain provisions thereof are amended or supplemented by this Agreement, and all references in other documents to the Loan Agreement shall mean such agreement as certain provisions thereof are amended or supplemented by this Agreement.

     SECTION 6. INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or if for any reason it is not deemed so modified, it shall be ineffective and valid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Agreement being prohibited or invalid.

     SECTION 7. RATIFICATION AND CONFIRMATION. The Loan Agreement is hereby ratified and confirmed and, except as herein otherwise agreed, remains unmodified and in full force and effect.

     SECTION 8. ADJUSTED PRO RATA PAYMENTS. Within ten (10) days from the date of execution of this Amendment (“Closing Settlement Date”), Agent shall conduct a Settlement with Lenders. At such Settlement, each Lender shall pay to the Agent in immediately available funds, an amount equal to each Lender’s pro rata share of the aggregate outstanding principal amount of the Loans. For purposes of the calculation of the pro rata share of each Lender, the Commitment of each Lender, shall be in the amount set forth in the signature section of this Amendment.

     SECTION 9. ACKNOWLEDGEMENTS BY LENDERS.

          (a) The execution and delivery of this Agreement effectuates a reallocation of the Maximum Revolving Amount and Commitments among Bank of America, N.A., Hibernia National Bank and First Tennessee Bank National Association (“Original Lenders”) and BoS (USA), Inc. (“New Lender”).

          (b) Any interest, fees and other payments accrued prior to the Closing Settlement Date with respect to the Commitments and the outstanding Loans shall be for the account of the Original Lenders. Any interest, fees, and other payments accrued on and after the Closing Settlement Date shall be for the account of all Lenders and including the New Lender. Each Original Lender and the New Lender agree that they will hold in trust for the other parties any interest, fees, and other amounts which they receive to which another party is entitled pursuant to the preceding sentence and will pay to such other party any such amounts which they may receive promptly upon receipt.

          (c) The New Lender (i) acknowledges that it has received a copy of this Agreement, and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of the Borrower, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Agreement; and (ii) agrees that it will, independently and without reliance upon any Original Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under this Agreement.

          (d) The New Lender (i) represents and warrants to the Original Lenders, the Administrative Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Original Lenders with respect to any payments to be made to the New Lender hereunder, (ii) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Administrative Agent and the Borrower prior to the time that the Administrative Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the New Lender claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the New Lender, and (iii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          (e) None of the Original Lenders makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant thereto. None of the Original Lenders makes any representation or warranty in connection with, or assumes any responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the performance or observance by the Borrower, of any of its respective obligations with this Agreement or any other instrument or document furnished in connection therewith.

          (f) The New Lender represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertakings or filings required by this Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the New Lender, enforceable against the New Lender in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles;

          (g) The Original Lenders and the New Lender each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement including the delivery of any notices or other documents or instruments to the Borrower or the Administrative Agent, which may be required in connection with the assignments and assumptions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:

NICHOLAS FINANCIAL, INC.

	By:	/s/ Peter L. Vosotas

Peter L. Vosotas, President

Agent:

BANK OF AMERICA, N.A.,
as Agent

	By:	/s/ James C. Smith

James C. Smith, Vice President

Lenders:

Commitment Amount:	BANK OF AMERICA, N.A.
$40,000,000.00 (47.06%)

	By:	/s/ James C. Smith

James C. Smith, Vice President

Commitment Amount:	HIBERNIA NATIONAL BANK
$15,000,000.00 (17.65%)

	By:	/s/ Anita G. Kennedy

Anita G. Kennedy, Vice President

Commitment Amount:	FIRST TENNESSEE BANK NATIONAL
ASSOCIATION
$20,000,000.00 (23.53%)

	By:	/s/ David Perry

David Perry, Senior Vice President

Commitment Amount:	BoS (USA), INC.
$10,000,000.00 (11.76%)

	By:	/s/ Karen Workman

Karen Workman, Assistant Vice President